Exhibit (13)(a)

                                  March 18, 1986

MetLife - State Street Equity Trust
One Financial Center
Boston, Massachusetts 02111

Gentlemen:

     In connection with your sale to us today of three (3) shares of beneficial interest in MetLife - State Street Equity Trust (the "Shares") (representing one
(1) share of the MetLife - State Street Capital Appreciation Fund series, one
(1) share of the MetLife - State Street Equity Investment Fund series and one
(1) share of the MetLife - State Street Equity Income Fund series), we understand that: (i) the Shares have not been registered under the Securities Act of 1933, as amended (the "1933 Act"); (ii) your sale of the Shares to us is made in reliance on such sale being exempt under Section 4(2) of the 1933 Act as not involving any public offering; and (iii) in part, your reliance on such exemption is predicated on our representation, which we hereby confirm, that we are acquiring the Shares for investment for our own account as the sole beneficial owner thereof, and not with a view to or in connection with any resale or distribution of any or all of the Shares or of any interest therein, except that it is understood that we may transfer the Shares to MetLife - State Street Management Company, Inc., our wholly-owned subsidiary, upon receipt of investment representations identical in substance to the foregoing. We hereby agree that we will not sell, assign or transfer the Shares or any interest therein, except upon repurchase or redemption by MetLife - State Street Equity Trust or as contemplated by the immediately preceding sentence, unless and until the Shares have been registered under the 1933 Act or you have received an opinion of your counsel indicating to your satisfaction that said sale, assignment or transfer will not violate the provisions of the 1933 Act or any rules or regulations promulgated thereunder.

     This letter is intended to take effect as an instrument under seal, shall be construed under the laws of the Commonwealth of Massachusetts, and is delivered at Boston, Massachusetts, as of the date above written.

                                 STATE STREET RESEARCH &
                                 MANAGEMENT COMPANY

                                 By: /s/ Robert A. Lawrence
                                     -------------------------------------
                                     Robert A. Lawrence

SVS/3188S

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                               PURCHASE AGREEMENT

     MetLife - State Street Equity Trust (the "Trust"), an unincorporated association of the type commonly referred to as a business trust organized under the laws of the Commonwealth of Massachusetts, and State Street Research & Management Company, a Delaware corporation ("SSRM"), hereby agree with each other as follows:

     1. The Trust hereby offers SSRM and SSRM hereby purchases: one (1) share of beneficial interest (par value $.001) in the Trust's Capital Appreciation Fund, one (1) share of beneficial interest (par value $.001) in the Trust's Equity Investment Fund, and one (1) share of beneficial interest (par value $.001) in the Trust's Equity Income Fund (collectively, the "Shares"), in each case at a price of $10.00 per Share. The Trust hereby acknowledges receipt from SSRM of payment in full for the Shares.

     2. SSRM represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof, except that it is understood that SSRM may transfer the Shares to MetLife - State Street Management Company, Inc., its wholly-owned subsidiary, upon receipt of appropriate investment representations.
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     3. The names "MetLife - State Street Equity Trust" and "Trustees of MetLife
- State Street Equity Trust" refer, respectively, to the Trust and the Trustees of the Trust, as trustees but not individually or personally, acting from time to time under the Trust's Agreement and Declaration of Trust dated March , 1986, which is hereby referred to and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and the principal office of the Trust. The obligations of "MetLife - State Street Equity Trust" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents of the Trust are made not individually, but in such capacities, and are not binding upon any of the Trustees, holders of shares of beneficial interest or representatives of the Trustees personally, but bind only the trust estate, and all persons dealing with the Trust must look solely to the trust property for the enforcement of any claims against the Trust. The Agreement and Declaration of Trust of the Trust further provides, and it is expressly agreed, that each Fund of the Trust shall be solely and exclusively responsible for the payment of its debts, liabilities and obligations and that no other Fund shall be responsible or liable for the same.


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


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 18th day of March, 1986.

ATTEST:                                           METLIFE - STATE STREET
                                                  EQUITY TRUST

/s/ Constantine Hutchins, Jr.                     By: /s/ Charles L. Smith, Jr.
-----------------------------------------             -------------------------
Constantine Hutchins, Jr.                             Charles L. Smith, Jr.


ATTEST:                                           STATE STREET RESEARCH &
                                                  MANAGEMENT COMPANY

/s/ Constantine Hutchins, Jr.                     By: /s/ Robert A. Lawrence
------------------------------------------            -------------------------
Constantine Hutchins, Jr.                             Robert A. Lawrence

SVS/3193/S


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